Exhibit 99.3

FORM OF LETTER TO CUSTODIAN BANKS, BROKERS, DEALERS AND OTHER NOMINEE HOLDERS

DISH NETWORK CORPORATION

Subscription Rights to Purchase Shares of Class A Common Stock Offered Pursuant to Subscription Rights Distributed to Holders of Eligible Securities of DISH Network Corporation

November 22, 2019

To Custodian Banks, Brokers, Dealers, and Other Nominees:

This letter is being distributed to custodian banks, brokers, dealers, and other nominees in connection with the rights offering (the “Rights Offering”) by DISH Network Corporation, a Nevada corporation (the “Company”), of shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (“Record Holders”) of shares of Class A Common Stock and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), as well as the holders of its 2.375% Convertible Notes due 2024 and 3.375% Convertible Notes due 2026 (together, the “Convertible Notes” and, together with the Common Stock, the “Eligible Securities”), as of November 17, 2019 (the “Record Date”).1 The Subscription Rights are described in the Company’s prospectus supplement, dated November 22, 2019 (the “Prospectus Supplement” and, together with the accompanying prospectus, dated November 7, 2019 the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate 29,834,992 shares of its Class A Common Stock pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, by 5:00 p.m. Eastern Time on December 9, 2019 (the “Expiration Date”), unless extended by the Company.

As described in the accompanying Prospectus, each record holder of Common Stock will receive one Subscription Right for every 18.475 shares of Common Stock owned of record as of the Record Date. Each record holder of the Convertible Notes will receive one Subscription Right for every 18.475 shares of Class A Common Stock into which their Convertible Notes would be convertible (the “Common Stock Equivalents”) based on the conversion rate (as defined in the applicable indenture) in effect on the Record Date. The calculation of Common Stock Equivalents is solely for the purpose of allocating Subscription Rights in this Rights Offering. As of the date of the Prospectus Supplement, the Convertible Notes are not currently entitled to convert into shares of Class A Common Stock.

Each Subscription Right will allow the holder thereof to subscribe for one share of Class A Common Stock at the subscription price of $33.52 per whole share of Class A Common Stock (the “Subscription Price”). Subscription Rights will be rounded down to the nearest whole number and accordingly, no fractional Subscription Rights will be issued in the Rights Offering. As an example, if you are the Record Holder of 1,000 shares of Common Stock or Common Stock Equivalents, as applicable, as of the Record Date, you would receive 54 Subscription Rights (rounded down to the nearest whole Subscription Right) and have the right to purchase up to 54 shares of our Class A Common Stock for $33.52 per share.

Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the Rights Offering.

[1]	Pursuant to the normal practices of NASDAQ, we expect that NASDAQ will set an ex-rights date for shares of our currently outstanding Class A Common Stock (which we anticipate will be on or about November 25, 2019). During the period from the Record Date to the ex-rights date, our Class A Common Stock will trade with the right to receive Subscription Rights (i.e. with “due bills” for the Subscription Rights attached). After the ex-rights date, our Class A Common Stock will trade without the right to receive Subscription Rights (i.e. without “due bills” for the Subscription Rights attached).

The Subscription Rights will be transferable and are expected to trade on the NASDAQ Global Select Market (“NASDAQ”) on a “when-issued” basis under the symbol “DISHV” beginning on November 22, 2019, and on a “regular way” basis under the symbol “DISHR” beginning on November 25, 2019, until the close of trading on NASDAQ on December 9, 2019, the scheduled Expiration Date of this Rights Offering (or, if the offer is extended, on the extended Expiration Date).

We are asking persons who hold shares of Eligible Securities beneficially and who have received the Subscription Rights distributable with respect to those Eligible Securities through a custodian bank, broker, dealer, or other nominee, as well as persons who hold Eligible Securities directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

Please take prompt action to notify any of your clients who are beneficial owners of Eligible Securities as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Subscription Rights.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than certain fees and expenses of the subscription agent and the information agent, incurred in connection with the exercise of the Subscription Rights will be the sole responsibility of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the subscription agent or the information agent.

Enclosed are copies of the following documents:

(1)	Prospectus;

(2)	A form of letter that may be sent to your clients for whose accounts you hold our Eligible Securities registered in your name or the name of your nominee;

(3)	Form of Notice of Guaranteed Delivery;

(4)	Form of Beneficial Holder Election Form; and

(5)	Form of Nominee Holder Certification.

Your prompt action is requested. The subscription agent must receive your exercise of Subscription Rights with payment of the Subscription Price on or prior to 5:00 p.m. Eastern Time on the Expiration Date. All payments of the Subscription Price must be made in United States dollars for the full number of shares of Class A Common Stock for which you are subscribing. Failure to properly exercise your Subscription Rights and make the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A holder of Subscription Rights cannot revoke the exercise of his or her Subscription Rights. Subscription Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the information agent, Georgeson LLC. The information agent’s toll-free telephone number is (877) 278-4751.

Very truly yours,

DISH Network Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF DISH NETWORK CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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